News Release
Investor contact: Document Security Systems, Inc. 585.325.3610

For Immediate Release

Document Security Systems Announces Equity Investment and
General Business Update

ROCHESTER, NY, July 1, 2008 — Document Security Systems, Inc. (AMEX: DMC; "DMC"), a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today announced Walton Invesco, Inc., under the direction of its President Mr. Walter Baum, of Norwalk, Conn. has made a direct equity investment in DMC.

On June 25, 2008, DMC entered into two Share Purchase Agreements in which DMC has agreed to sell a total of 500,000 shares of DMC’s common stock to Walton Invesco, Inc. for an aggregate purchase price of $2.0 million. Pursuant to the terms of the first Share Purchase Agreement, DMC sold 150,000 shares of its Common Stock to Walton Invesco for $600,000 payable on June 25, 2008. Pursuant to the terms of the second Share Purchase Agreement, DMC sold 350,000 shares of its Common Stock for $1.4 million, with $100,000 payable on June 25, 2008 and the remaining $1.3 million payable in installments over a two-year period. Pursuant to the terms of the Share Purchase Agreements, Walton Invesco is restricted from selling any of the 500,000 shares of Common Stock until at least June 25, 2009.

Mr. Robert Fagenson, Chairman of the Board of DMC, commented, “In connection with our release today announcing the investment by DSS by Walton Invesco, I felt it was a good time to provide an update on events since our annual meeting.

As I have expressed in the past, we have been concentrating our efforts on expanding our sales, reducing our expenses, segregating our ECB litigation and forging new strategic partnerships and acquisitions.

We are progressing on all fronts. Our sales team has been doing an excellent job in producing sequential month by month improvement over our results from 2007. Subject to standard procedures in closing our books for the quarter, we expect second quarter revenue to be 50% higher than that of the second quarter of 2007. In addition, we have significantly reduced our monthly operating expenses and our monthly cash “burn” by rightsizing our operations and reconfiguring our management team, including the recent official promotion of Michael Caton to Chief Technology Officer to replace Thomas Wicker, who formerly held that position and left the Company to pursue other interests. Mr. Caton has over 25 years experience in the development of optical security technologies, and has been responsible for the development of the majority of our patent technologies during the last few years, including eight patent applications of which he is the inventor in the US alone over the past two years.

We closed on the first step of our ECB litigation funding by obtaining a credit line of $500,000 to keep all litigation moving forward. This is part of a larger program to complete a partnership that will allow us to completely segregate the costs of the litigation from our operating budget. While nothing is final until signed, I am hopeful we will be able to report further on this matter later this summer.

We are also making significant strides in our development of the digital delivery of our products with the Ergonomic Group. While this is taking more time than I would like, the products and applications continue to provide opportunities that I believe will be a significant part of our future.

Our agreement with Walton Invesco is a further step in our plan. With their particular expertise with system integrators, government contracts and acquisition structure and management, they are an ideal partner for us as we move forward with partners who have not only the required knowledge but have a significant investment in us and share a long term economic interest in our success.

Along with improving our current working capital position, these funds will provide us with the financial flexibility to pursue potential merger and acquisition opportunities. To this end, we continue to actively pursue strategic acquisition targets and will update our shareholders at the appropriate time.

I hope we will be able to give you a further update on all of these matters with greater detail in our second quarter earnings release. I am encouraged by the enthusiasm of our team, our customer base and our new partners. As a significant shareholder, I am hopeful that as 2008 continues, our patience will be rewarded with concrete evidence that our strategy is the correct one. “

The Common Stock issued under the Share Purchase Agreements to Walton Invesco has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.